FOR IMMEDIATE RELEASE

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IFF Reports Third Quarter 2025 Results

Reaffirms Full Year 2025 Financial Guidance

NEW YORK - November 4, 2025 - IFF (NYSE: IFF) reported financial results for the third quarter ended September 30, 2025.

Third Quarter 2025 Consolidated Summary:

Reported (GAAP)			Adjusted (Non-GAAP)[1]
Sales	Income Before Taxes	EPS	Operating EBITDA	Operating EBITDA Margin	EPS ex Amortization
$2.7 B	$56 M	$0.16	$519 M	19.3%	$1.05

First Nine Months 2025 Consolidated Summary:

Reported (GAAP)			Adjusted (Non-GAAP)[1]
Sales	Income Before Taxes	EPS	Operating EBITDA	Operating EBITDA Margin	EPS ex Amortization
$8.3 B	$(434) M	$(1.53)	$1.6 B	19.9%	$3.41

Management Commentary
“Our third quarter results demonstrate continued execution in a tough operating environment,” said Erik Fyrwald, CEO of IFF. “Sales momentum in Scent and Taste remain solid, supported by strong new win contributions. This performance helped offset short-term pressures in Health and Biosciences - which we are addressing by strengthening our innovation and commercial capabilities - and a sales reduction in Food Ingredients as we focus on driving higher margins."

“Profitability in the quarter improved high-single digits year-over-year, with margin expansion driven predominantly by productivity. By maintaining a disciplined focus on operational excellence, we are driving sustained profitability while investing in IFF for long-term success.”

“In a more challenging environment, we’re doing what we said we would do - maintaining the financial guidance we shared in February and advancing our growth strategy. At the same time, we are progressing our portfolio optimization efforts to unlock the full potential of our portfolio and create lasting value for shareholders.”

1 Schedules at the end of this release contain reconciliations of reported GAAP to Non-GAAP metrics. See Use of Non-GAAP Financial Measures for explanations of our Non-GAAP metrics.

Third Quarter 2025 Consolidated Financial Results
•Reported net sales for the third quarter were $2.69 billion, a decrease of 8% versus the prior-year period. On a comparable basis2, currency neutral sales1 were flat versus the prior-year period, against a strong 9% year ago comparable, led by mid-single digit growth in Scent and a low-single digit performance in Taste. On a two-year average basis, comparable currency neutral sales2 grew mid-single digits.
•Income before taxes on a reported basis for the third quarter was $56 million. Adjusted operating EBITDA1 for the third quarter was $519 million. On a comparable basis2, currency neutral adjusted operating EBITDA1 improved 7% versus the prior-year period, led by productivity gains and favorable net pricing.
•Reported earnings per share (EPS) for the third quarter was $0.16 per diluted share. Adjusted EPS excluding amortization1 was $1.05 per diluted share.
•Cash flows from operations for the first nine months of the year was $532 million, and free cash flow1 defined as cash flows from operations less capital expenditures totaled $126 million. Total debt to trailing twelve months net loss at the end of the third quarter was (13.5)x. Net debt to credit adjusted EBITDA1 at the end of the third quarter was 2.5x.

Third Quarter 2025 Segment Summary: Growth vs. Prior Year

	Reported (GAAP)	Comparable Currency Neutral (Non-GAAP)[1] [2]	Adjusted (Non-GAAP)[1]	Comparable Currency Neutral Adjusted (Non-GAAP)[1] [2]
	Sales	Sales	Operating EBITDA	Operating EBITDA
Taste	2%	2%	(1)%	2%
Health & Biosciences	2%	0%	(1)%	3%
Scent	6%	5%	5%	6%
Food Ingredients	(2)%	(3)%	16%	24%
Consolidated	(8)%	0%	(9)%	7%

Taste Segment
•On a reported basis, third quarter sales were $635 million. On a comparable basis2, currency neutral sales1 increased 2% against a very strong double-digit comparable in the year ago period. Growth was led by increases in Latin America and EAME which was partially offset by softness in North America.
•Taste adjusted operating EBITDA1 was $128 million and adjusted operating EBITDA margin1 was 20.2% in the third quarter. On a comparable basis2, currency neutral adjusted operating EBITDA1 increased 2% led primarily by favorable net pricing and cost discipline.

Health & Biosciences Segment
•On a reported basis, third quarter sales were $577 million. On a comparable basis2, currency neutral sales1 were flat against a strong double-digit comparable in the year ago period. Performance was driven by growth in Food Biosciences, Home & Personal Care and Animal Nutrition that was primarily offset by Health, specifically in North America.
•Health & Biosciences adjusted operating EBITDA1 was $150 million and adjusted operating EBITDA margin1 was 26.0% in the third quarter. On a comparable basis2, currency neutral adjusted operating EBITDA1 increased 3% led primarily by productivity gains.

Scent Segment
•On a reported basis, third quarter sales were $652 million. On a comparable basis2, currency neutral sales1 increased 5% against a strong double-digit comparable in the year ago period. Fine Fragrance growth remained strong - growing 20% vs prior year - and Consumer Fragrances grew low single-digits. Fragrance Ingredients declined low single-digits as growth in Specialties was more than offset by declines in Commodities.
•Scent adjusted operating EBITDA1 was $135 million and adjusted operating EBITDA margin1 was 20.7% in the third quarter. On a comparable basis2, currency neutral adjusted operating EBITDA1 increased 6% driven primarily by volume growth.

2 Comparable results for the third quarter exclude the impact of divestitures

Food Ingredients Segment
•On a reported basis, third quarter sales were $830 million. On a comparable basis2, currency neutral sales1 decreased (3)% as growth in Inclusions was offset primarily by softness in Protein Solutions.
•Food Ingredients adjusted operating EBITDA1 was $106 million and adjusted operating EBITDA margin1 was 12.8% in the third quarter. On a comparable basis2, currency neutral adjusted operating EBITDA1 increased 24% driven by productivity gains and margin improvement initiatives.

Financial Guidance
The Company is reiterating its full year 2025 guidance outlined earlier this year despite a more challenging operating environment. The Company continues to expect full year 2025 sales to be in the range of $10.6 billion to $10.9 billion and full year 2025 adjusted operating EBITDA to be in the range of $2 billion to $2.15 billion.

Based on year-to-date actuals and expected fourth quarter performance, the Company is maintaining its outlook for 1% to 4% comparable currency neutral sales growth (expecting to be at the lower end of this range) and 5% to 10% growth in comparable currency neutral adjusted operating EBITDA (expecting to be near the mid-point of this range).

Based on recent market foreign exchange rates, the Company expects that foreign exchange will have an approximately 1% adverse impact to sales growth and an approximately 3% adverse impact to adjusted operating EBITDA growth in 2025.

Full year guidance includes four months of Pharma Solutions results as the divestiture closed on May 1, 2025. This results in an approximately 7% adverse impact to sales growth and an approximately 8% adverse impact to adjusted operating EBITDA growth in 2025.

Audio Webcast
A live webcast to discuss the Company’s third quarter 2025 financial results will be held on November 5, 2025, at 9:00 a.m. ET. The webcast and accompanying slide presentation may be accessed on the Company’s IR website at ir.iff.com. For those unable to listen to the live webcast, a recorded version will be made available on the Company’s website approximately one hour after the event and will remain available on IFF’s website for one year.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995
Statements in this press release, which are not historical facts or information, are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current assumptions, estimates and expectations including those concerning (i) expected cash flow and availability of capital resources to fund our operations and meet our debt service requirements; (ii) our ability to execute on our strategic and financial transformation, including the progress and success of our portfolio optimization strategy, through non-core business divestitures and acquisitions, and expectations regarding the implementation of our refreshed growth-focused strategy and expectations around our business divestitures; (iii) our ability to continue to generate value for, and return cash to, our shareholders; (iv) expectations of the impact of inflationary pressures and the pricing actions to offset exposure to such impacts; (v) expectations regarding the impact of government actions including tariffs; (vi) the impact of high input costs, including commodities, raw materials, transportation and energy; (vii) the expected impact of global supply chain challenges; (viii) our ability to enhance our innovation efforts, drive cost efficiencies and execute on specific consumer trends and demands; (ix) the growth potential of the markets in which we operate, including the emerging markets; (x) expectations regarding sales and profit for the fiscal year 2025, including the impact of foreign exchange, pricing actions, raw materials, energy, and sourcing, logistics and manufacturing costs; (xi) the impact of global economic uncertainty and recessionary pressures on demand for consumer products; (xii) the success of our integration efforts, following acquisitions, and ability to deliver on our synergy commitments as well as future opportunities for the combined company; (xiii) our strategic investments in capacity and increasing inventory to drive improved profitability; (xiv) our ability to drive cost discipline measures and the ability to recover margin to pre-inflation levels; (xv) expected capital expenditures in 2025; (xvi) statements regarding the anticipated amount, duration, methods, timing, term and other aspects of our repurchase programs and any anticipated benefits or value resulting from such programs; and (xvii) and the expected costs and benefits of our ongoing optimization of our manufacturing operations, including the expected number of closings.

These forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Certain of such forward-looking information may be identified by such terms as “expect”, “anticipate”, “believe”, “intend”, “outlook”, “may”, “estimate”, “should”, “predict”, “plan”, “project”, “could”, and similar terms or variations thereof. Such forward-looking statements are based on a series of expectations, assumptions, estimates and projections about the Company, are not guarantees of future results or performance, and involve significant risks, uncertainties and other factors, including assumptions and projections, for all forward periods. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements.

Such risks, uncertainties and other factors include, among others, the following: (1) our substantial amount of indebtedness and its impact on our liquidity, credit rating and ability to return capital to its shareholders; (2) our ability to successfully execute our strategic transformation; (3) the impact of regulatory, consumer, and economic trends for consumer products; (4) the impact of the outcomes of legal claims, disputes, regulatory investigations and litigation; (5) supply chain disruptions, geopolitical developments, climate change events, natural disasters, public health crises, tariffs and trade wars, and other events that may affect our suppliers or procurement of raw materials, and our development, manufacturing, distribution or sale of our products, and thus may impact our productivity, business and financial results; (6) inflationary trends, including in the price of our input costs, such as raw materials, transportation and energy; (7) our ability to successfully manage our working capital and inventory balances; (8) our ability to attract and retain key employees, and manage turnover of top executives; (9) our ability to successfully market to our expanded and diverse customer base; (10) our ability to effectively compete in our market and develop and introduce new products that meet customers’ needs; (11) changes in demand from large multi-national customers due to increased competition and our ability to maintain “core list” status with customers; (12) our ability to successfully develop innovative and cost-effective products that allow customers to achieve their own profitability expectations; (13) the impact of a significant data breach or other disruption in our information technology systems; (14) our ability to benefit from our investments and expansion in emerging markets; (15) the impact of currency fluctuations or devaluations in the principal foreign markets in which we operate; (16) economic, regulatory and political risks associated with our international operations; (17) our ability to declare and pay dividends which is subject to certain considerations; (18) our ability to react in a timely and cost-effective manner to changes in consumer preferences and demands, including increased awareness of health and wellness; (19) our ability to meet increasing customer, consumer, shareholder and regulatory focus on sustainability; (20) any impairment on our tangible or intangible long-lived assets; (21) our ability to enter into or close strategic transactions or divestments, or successfully establish and manage acquisitions, collaborations, joint ventures or partnerships; (22) changes in market conditions or governmental regulations relating to our pension and postretirement obligations; (23) our ability to comply with, and the costs associated with compliance with, regulatory requirements and industry standards, including regarding product safety, quality, efficacy and environment impact; (24) defects, quality issues (including product recalls), inadequate disclosure or misuse with respect to the products and capabilities; (25) our ability to comply with, and the costs associated with compliance with, U.S. and foreign environmental protection laws; (26) the impact of our or our counterparties’ failure to comply with the U.S. Foreign Corrupt Practices Act, similar U.S. or foreign anti-bribery and anti-corruption laws and regulations, applicable sanctions or competition laws and regulations in the jurisdictions in which we operate or ethical business practices and related laws and regulations; (27) our ability to protect our intellectual property rights; (28) changes in business and operations related to the adoption of artificial intelligence; (29) the impact of changes in federal, state, local and international tax legislation or policies and adverse results of tax audits, assessments, or disputes; (30) the impact of any tax liability resulting from the N&B Transaction; and (31) our ability to comply with data protection laws in the U.S. and abroad.

The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the Company (such as in our other filings with the SEC or in company press releases) for other factors that may cause actual results to differ materially from those projected by the Company. Please refer to Part I. Item 1A., Risk Factors, of the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2025 for additional information regarding factors that could affect our results of operations, financial condition and liquidity.

We intend our forward-looking statements to speak only as of the time of such statements and do not undertake or plan to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results, whether as a result of new information, future events or otherwise. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of, or any material adverse change in, one or more of the risk factors or risks and uncertainties referred to in this press release or included in our other periodic reports filed with the SEC could materially and adversely impact our operations and our future financial results. Any public statements or disclosures made by us following this press release that modify or impact any of the forward-looking statements contained in or accompanying this press release will be deemed to modify or supersede such outlook or other forward-looking statements in or accompanying this press release.

Revision of Previously Issued Financial Statements
In preparing the Consolidated Financial Statements as of and for the three and nine months ended September 30, 2025, Management identified certain income tax-related adjustments impacting historical interim and annual financial statements, which we determined not to be material to any previously issued financial statements, that primarily relate to the understatement of income tax expense due to errors in the accounting for transfer pricing, the correction of deferred tax liabilities on goodwill recorded in purchase accounting, and other income tax entries that impacted prior interim and annual financial statements. We assessed the materiality of the errors on prior period interim and annual consolidated financial statements in accordance with the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 99, “Materiality,” codified in ASC 250, Accounting Changes and Error Corrections (“ASC 250”). Based on this assessment, in consideration of both quantitative and qualitative factors, we determined that the related impacts were not material to any previously issued interim or annual financial statements. However, if the corrections were recorded in the three months ended September 30, 2025, they would be material to that period. As such, we will revise the previously issued consolidated financial statements for the three and nine months ended September 30, 2024 to correct for the errors in our Form 10-Q for the quarterly period ended September 30, 2025. In conjunction with the revision, we will also correct certain other errors that were previously identified and concluded to be immaterial, individually and in the aggregate, to the Company’s consolidated financial statements as of and for the relevant periods. This press release reflects revised prior period financial information to correct for these errors. See Note 18 of the Notes to Consolidated Financial Statements included in our Form 10-Q for the quarterly period ended September 30, 2025, expected to be filed by November 10, 2025, for revised financial information reflecting the corrections to prior periods.

Use of Non-GAAP Financial Measures
We provide in this press release non-GAAP financial measures, including: (i) comparable currency neutral sales; (ii) adjusted operating EBITDA and comparable adjusted operating EBITDA; (iii) adjusted operating EBITDA margin; (iv) adjusted EPS ex amortization; (v) free cash flow; and (vi) net debt to credit adjusted EBITDA.

Our non-GAAP financial measures are defined below.

Currency neutral metrics eliminate the effects that result from translating non-U.S. currencies to U.S. dollars. We calculate currency neutral numbers by translating current year invoiced sale amounts at the exchange rates used for the corresponding prior year period. We use currency neutral results in our analysis of subsidiary or segment performance. We also use currency neutral numbers when analyzing our performance against our competitors.

Adjusted operating EBITDA and adjusted operating EBITDA margin exclude depreciation and amortization, interest expense, other expense, net, and certain non-recurring or unusual items that are not part of recurring operations such as, restructuring and other charges, impairment of goodwill, losses (gains) on business disposals, loss on assets classified as held for sale, divestiture and integration costs, strategic initiatives costs, regulatory costs, gain on debt extinguishment, and other items.

Adjusted EPS ex Amortization excludes the impact of non-operational items including, restructuring and other charges, impairment of goodwill, divestiture and integration costs, (losses) gains on business disposals, loss on assets classified as held for sale, strategic initiatives costs, regulatory costs, gain on debt extinguishment, and other items that are not a part of recurring operations.

Free Cash Flow is operating cash flow (i.e. cash flow from operations) less capital expenditures.

Net debt to credit adjusted EBITDA is the leverage ratio used in our credit agreements and defined as net debt (which is debt for borrowed money less cash and cash equivalents) divided by the trailing 12-month credit adjusted EBITDA. Credit adjusted EBITDA is defined as income (loss) before interest expense, income taxes, depreciation and amortization, specified items and non-cash items.

Comparable results for the third quarter exclude the impact of divestitures.

These non-GAAP measures are intended to provide additional information regarding our underlying operating results and comparable year-over-year performance. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. In discussing our historical and expected future results and financial condition, we believe it is meaningful for investors to be made aware of and to be assisted in a better understanding of, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, as well as the impact of exchange rate fluctuations. These non-GAAP measures should not be considered in isolation or as substitutes for analysis of the Company’s results under GAAP and may not be comparable to other companies’ calculation of such metrics.

We have also presented a non-GAAP measure, adjusted operating EBITDA, in the Financial Guidance provided above. Adjusted operating EBITDA is defined in the previous section of this release and we believe this measure is useful in understanding the Financial Guidance for the same reasons mentioned in that section. The comparable GAAP metric would be Net income (loss), which we do not provide guidance on. Reconciliations from such estimated GAAP metric to the presented non-GAAP metric would also require unreasonable effort because such reconciliations would depend upon events which are uncertain in timing or amounts, and activities which are not completely controlled by us. This includes, by way of illustration, possible transactions and related costs and amounts, known and unknown matters involving regulatory and other bodies and future events involving third parties.

Welcome to IFF
At IFF (NYSE: IFF), an industry leader in food, beverage, scent, health and biosciences, science and creativity meet to create essential solutions for a better world – from global icons to unexpected innovations and experiences. With the beauty of art and the precision of science, we are an international collective of thinkers who partners with customers to bring scents, tastes, experiences, ingredients and solutions for products the world craves. Together, we will do more good for people and planet. Learn more at iff.com, Twitter, Facebook, Instagram, and LinkedIn.

International Flavors & Fragrances Inc.
Consolidated Statements of Income (Loss)
(Amounts in millions except per share data)
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	% Change	2025	2024	% Change
Net sales	$2,694	$2,925	(8)%	$8,301	$8,713	(5)%
Cost of sales	1,711	1,873	(9)%	5,253	5,569	(6)%
Gross profit	983	1,052	(7)%	3,048	3,144	(3)%
Research and development expenses	174	162	7%	520	501	4%
Selling and administrative expenses	421	495	(15)%	1,365	1,478	(8)%
Amortization of acquisition-related intangibles	146	146	—%	434	467	(7)%
Impairment of goodwill	—	—	—%	1,153	64	NMF
Restructuring and other charges	16	1	NMF	54	6	NMF
Losses (gains) on sale of assets	—	(1)	(100)%	1	(11)	(109)%
Operating profit (loss)	226	249	(9)%	(479)	639	(175)%
Interest expense	48	74	(35)%	180	236	(24)%
Gain on extinguishment of debt	—	—	—%	(488)	—	—%
Losses (gains) on business disposals	—	20	(100)%	111	(348)	(132)%
Loss on assets classified as held for sale	108	32	238%	108	284	(62)%
Other expense, net	14	28	(50)%	44	44	—%
Income (loss) before income taxes	56	95	(41)%	(434)	423	(203)%
Provision (benefit) for income taxes	15	36	(58)%	(44)	96	(146)%
Net income (loss)	41	59	(31)%	(390)	327	(219)%
Net income attributable to non-controlling interests	1	1	—%	2	4	(50)%
Net income (loss) attributable to IFF shareholders	$40	$58	(31)%	$(392)	$323	(221)%

Net income (loss) per share - basic	$0.16	$0.23		$(1.53)	$1.27
Net income (loss) per share - diluted	$0.16	$0.23		$(1.53)	$1.27

Average number of shares outstanding - basic	256	256		256	255
Average number of shares outstanding - diluted	257	257		256	256

NMF Not meaningful

International Flavors & Fragrances Inc.
Condensed Consolidated Balance Sheets
(Amounts in millions)
(Unaudited)

	September 30,	December 31,
	2025	2024
Cash and cash equivalents	$621	$469
Receivables, net	1,869	1,624
Inventories	2,323	2,133
Prepaid expenses and other current assets	1,063	3,742
Total current assets	5,876	7,968

Property, plant and equipment, net	3,868	3,739
Goodwill and other intangibles, net	14,447	15,520
Other assets	1,577	1,496
Total assets	$25,768	$28,723

Short-term borrowings	$1,308	$1,413
Other current liabilities	2,761	2,939
Total current liabilities	4,069	4,352

Long-term debt	4,741	7,564
Non-current liabilities	2,685	2,938

Total Shareholders' equity including Non-controlling interests	14,273	13,869
Total liabilities and shareholders' equity	$25,768	$28,723

International Flavors & Fragrances Inc.
Consolidated Statements of Cash Flows
(Amounts in millions)
(Unaudited)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$(390)	$327
Adjustments to reconcile to net cash provided by operating activities
Depreciation and amortization	725	772
Deferred income taxes	(213)	(143)
Loss on assets classified as held for sale	108	284
Losses (gains) on sale of assets	1	(11)
Losses (gains) on business disposals	111	(348)
Stock-based compensation	72	59
Pension contributions	(20)	(17)
Gain on extinguishment of debt	(488)	—
Impairment of goodwill	1,153	64
Changes in assets and liabilities, net of acquisitions:
Trade receivables	(195)	(276)
Inventories	(129)	(3)
Accounts payable	28	(34)
Accruals for incentive compensation	(154)	119
Other assets/liabilities, net	(77)	(112)
Net cash provided by operating activities	532	681
Cash flows from investing activities:
Additions to property, plant and equipment	(406)	(303)
Additions to intangible assets	(2)	(5)
Joint venture capital contributions	(4)	—
Proceeds from disposal of assets	—	18
Net proceeds received from business disposals	2,707	876
Cash received on foreign currency forward contracts	131	21
Net cash provided by investing activities	2,426	607
Cash flows from financing activities:
Cash dividends paid to shareholders	(306)	(411)
Net borrowings of commercial paper (maturities less than three months)	370	—
Principal payments of debt	(2,913)	(974)
Deferred and contingent consideration paid	—	(36)
Withholding tax paid on stock-based compensation	(23)	(15)
Other, net	(19)	(8)
Net cash used in financing activities	(2,891)	(1,444)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	83	(10)
Net change in cash, cash equivalents and restricted cash	150	(166)
Cash, cash equivalents and restricted cash at beginning of year	471	735
Cash and cash equivalents at end of period	$621	$569
The following table reconciles cash, cash equivalents and restricted cash between the Company's statement of cash flows for the periods ended September 30, 2025 and September 30, 2024 to the amounts reported on the Company's balance sheet:

AMOUNTS IN MILLIONS	September 30, 2025	December 31, 2024	September 30, 2024	December 31, 2023
Current assets
Cash and cash equivalents	$621	$469	$567	$703
Cash and cash equivalents included in Assets held for sale	—	2	2	26
Restricted cash	—	—	—	6
Cash, cash equivalents and restricted cash	$621	$471	$569	$735

International Flavors & Fragrances Inc.
Reportable Segment Performance
(Amounts in millions)
(Unaudited)

	Three Months Ended September 30, 2025
	Taste	Food Ingredients	Health & Biosciences	Scent	Total
Net Sales	$635	$830	$577	$652	$2,694
Cost of Sales	(379)	(642)	(315)	(374)
Research & development expenses	(41)	(13)	(57)	(63)
Selling & administrative expenses	(103)	(104)	(87)	(97)
Depreciation expense add-back (a)	16	35	32	17
Adjusted Operating EBITDA	$128	$106	$150	$135	$519

Reconciliation of Adjusted Operating EBITDA:
Total Adjusted Operating EBITDA	$519
Depreciation & Amortization	(247)
Interest Expense	(48)
Other Expense, net	(14)
Restructuring and Other Charges (b)	(16)
Loss on Assets Classified as Held for Sale (e)	(108)
Divestiture and Integration Costs (f)	(13)
Strategic Initiative Costs (g)	(10)
Regulatory Costs (h)	(7)
Entity Realignment Costs (j)	(1)
Other (k)	1
Income (Loss) Before Taxes	$56

Segment Adjusted Operating EBITDA Margin
Taste	20.2%
Food Ingredients	12.8%
Health & Biosciences	26.0%
Scent	20.7%
Consolidated	19.3%

	Three Months Ended September 30, 2024
	Taste	Food Ingredients	Health & Biosciences	Scent	Pharma Solutions	Total
Net Sales	$623	$843	$568	$613	$278	$2,925
Cost of Sales	(369)	(668)	(305)	(353)	(178)
Research & development expenses	(38)	(17)	(44)	(57)	(6)
Selling & administrative expenses	(103)	(99)	(96)	(94)	(30)
Depreciation expense add-back (a)	16	32	29	19	4
Adjusted Operating EBITDA	$129	$91	$152	$128	$68	$568

Reconciliation of Adjusted Operating EBITDA:
Total Adjusted Operating EBITDA	$568
Depreciation & Amortization	(248)
Interest Expense	(74)
Other Expense, net	(28)
Restructuring and Other Charges (b)	(1)
Losses (Gains) on Business Disposals (d)	(20)
Loss on Assets Classified as Held for Sale (e)	(32)
Divestiture and Integration Costs (f)	(55)
Strategic Initiative Costs (g)	(6)
Regulatory Costs (h)	(10)
Other (k)	1
Income (Loss) Before Taxes	$95

Segment Adjusted Operating EBITDA Margin
Taste	20.7%
Food Ingredients	10.8%
Health & Biosciences	26.8%
Scent	20.9%
Pharma Solutions	24.5%
Consolidated	19.4%

	Nine Months Ended September 30, 2025
	Taste	Food Ingredients	Health & Biosciences	Scent	Pharma Solutions	Total
Net Sales	$1,893	$2,476	$1,694	$1,869	$369	$8,301
Cost of Sales	(1,133)	(1,893)	(924)	(1,054)	(248)
Research & development expenses	(128)	(39)	(164)	(180)	(8)
Selling & administrative expenses	(295)	(300)	(259)	(275)	(42)
Depreciation expense add-back (a)	47	97	92	49	5
Adjusted Operating EBITDA	$384	$341	$439	$409	$76	$1,649

Reconciliation of Adjusted Operating EBITDA:
Total Adjusted Operating EBITDA	$1,649
Depreciation & Amortization	(725)
Interest Expense	(180)
Other Expense, net	(44)
Restructuring and Other Charges (b)	(54)
Impairment of Goodwill (c)	(1,153)
Losses (Gains) on Business Disposals (d)	(111)
Loss on Assets Classified as Held for Sale (e)	(108)
Divestiture and Integration Costs (f)	(90)
Strategic Initiative Costs (g)	(24)
Regulatory Costs (h)	(71)
Gain on Debt Extinguishment (i)	488
Entity Realignment Costs (j)	(5)
Other (k)	(6)
(Loss) Income Before Taxes	$(434)

Segment Adjusted Operating EBITDA Margin
Taste	20.3%
Food Ingredients	13.8%
Health & Biosciences	25.9%
Scent	21.9%
Pharma Solutions	20.6%
Consolidated	19.9%

	Nine Months Ended September 30, 2024
	Taste	Food Ingredients	Health & Biosciences	Scent	Pharma Solutions	Total
Net Sales	$1,852	$2,546	$1,653	$1,861	$801	$8,713
Cost of Sales	(1,110)	(1,996)	(885)	(1,031)	(546)
Research & development expenses	(117)	(58)	(140)	(167)	(19)
Selling & administrative expenses	(299)	(283)	(273)	(275)	(84)
Depreciation expense add-back (a)	47	99	86	51	21
Adjusted Operating EBITDA	$373	$308	$441	$439	$173	$1,734

Reconciliation of Adjusted Operating EBITDA:
Total Adjusted Operating EBITDA	$1,734
Depreciation & Amortization	(772)
Interest Expense	(236)
Other Expense, net	(44)
Restructuring and Other Charges (b)	(6)
Impairment of Goodwill (c)	(64)
Losses (Gains) on Business Disposals (d)	348
Loss on Assets Classified as Held for Sale (e)	(284)
Divestiture and Integration Costs (f)	(172)
Strategic Initiative Costs (g)	(22)
Regulatory Costs (h)	(64)
Entity Realignment Costs (j)	(3)
Other (k)	8
Income (Loss) Before Taxes	$423

Segment Adjusted Operating EBITDA Margin
Taste	20.1%
Food Ingredients	12.1%
Health & Biosciences	26.7%
Scent	23.6%
Pharma Solutions	21.6%
Consolidated	19.9%

(a)	There is depreciation recorded within cost of sales, research & development expenses, and selling & administrative expenses, which is then added back to calculate segment Adjusted Operating EBITDA. This reflects how the CODM reviews Segment results.
(b)	For 2025, represents costs related to severance as part of the IFF Productivity Program. For 2024, represents costs related to lease impairment and severance as part of the Company’s restructuring efforts.
(c)	For 2025, represents the impairment of goodwill related to the Food Ingredients reporting unit. For 2024, represents the impairment of goodwill related to the Pharma Solutions disposal group.
(d)	For 2025, primarily represents losses recognized as part of the sale of the Pharma Solutions disposal group, offset in part by gains recognized as part of the sale of the Nitrocellulose business. For 2024, primarily represents losses recognized as part of the sale of the Flavors & Essences UK business.
(e)	For 2025, represents the loss recognized on assets classified as held for sale of the Soy Crush, Concentrates & Lecithin business. For 2024, represents the losses recognized on assets classified as held for sale of the Pharma Solutions disposal group and portion of the Savory Solutions business in Turkey.
(f)	For 2025 and 2024, primarily represents costs related to the Company’s completed and anticipated divestitures. These costs primarily consisted of external consulting fees, professional and legal fees and salaries of individuals who are fully dedicated to such efforts.

For the three months ended September 30, 2025, there were approximately $13 million of divestiture costs. For the three months ended September 30, 2024, business divestiture costs were approximately $55 million. For the nine months ended September 30, 2025, there were approximately $90 million of divestiture costs. For the nine months ended September 30, 2024, business divestiture and integration costs were approximately $167 million and $5 million, respectively.
(g)	For 2025 and 2024, represents costs related to the Company’s strategic assessment and business portfolio optimization efforts and reorganizing the Global Business Services Centers, primarily consulting fees.

(h)	Represents costs primarily related to legal fees incurred and provisions recognized for the ongoing investigations of the fragrance businesses.
(i)	For 2025, represents the gain recognized on the extinguishment of debt in connection with the completion of tender offers.
(j)	Represents primarily consulting costs related to the Company’s implementation of a phased restructuring initiative aimed at optimizing its legal entity framework.
(k)	For 2025, primarily represents the net impact of costs related to severance, including accelerated stock compensation expense, for certain executives who have separated from the Company. For 2024, represents gains (losses) from sale of assets and executive employee separation costs.

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Unaudited)
The following information and schedules provide reconciliation information between GAAP and non-GAAP amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Gross Profit
	Third Quarter
(DOLLARS IN MILLIONS)	2025	2024
Reported (GAAP)	$983	$1,052
Adjusted (Non-GAAP)	$983	$1,052

Reconciliation of Selling and Administrative Expenses
	Third Quarter
(DOLLARS IN MILLIONS)	2025	2024
Reported (GAAP)	$421	$495
Divestiture and Integration Costs (d)	(12)	(55)
Strategic Initiatives Costs (e)	(10)	(6)
Regulatory Costs (f)	(6)	(10)
Entity Realignment Costs (j)	(1)	—
Other (i)	(1)	(1)
Adjusted (Non-GAAP)	$391	$423

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Unaudited)

The following information and schedules provide reconciliation information between GAAP and non-GAAP amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Net Income (Loss) and EPS
	Third Quarter
	2025				2024
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)	Income before taxes	(Benefit) Provision for income taxes (j)	Net income attributable to IFF (k)	Diluted EPS	Income before taxes	(Benefit) Provision for income taxes (j)	Net income attributable to IFF (k)	Diluted EPS
Reported (GAAP)	$56	$15	$40	$0.16	$95	$36	$58	$0.23
Restructuring and Other Charges (a)	16	3	13	0.05	1	—	1	—
(Gains) Losses on Business Disposals (b)	—	—	—	—	20	—	20	0.08
Loss on Assets Classified as Held for Sale (c)	108	25	83	0.32	32	5	27	0.11
Divestiture and Integration Costs (d)	13	3	10	0.04	55	15	40	0.16
Strategic Initiatives Costs (e)	10	2	8	0.03	6	1	5	0.02
Regulatory Costs (f)	7	2	5	0.02	10	3	7	0.03
Entity Realignment Costs (g)	1	—	1	—	—	—	—	—
U.S. Tax Reform (h)	—	1	(1)	—	—	—	—	—
Other (i)	—	—	—	—	(1)	—	(1)	(0.01)
Adjusted (Non-GAAP)	$211	$51	$159	$0.62	$218	$60	$157	$0.62

Reconciliation of Adjusted (Non-GAAP) EPS ex. Amortization
	Third Quarter
(DOLLARS AND SHARE AMOUNTS IN MILLIONS)	2025	2024
Numerator
Adjusted (Non-GAAP) Net Income	$159	$157
Amortization of Acquisition related Intangible Assets	146	146
Tax impact on Amortization of Acquisition related Intangible Assets (j)	36	36
Amortization of Acquisition related Intangible Assets, net of tax (l)	110	110
Adjusted (Non-GAAP) Net Income ex. Amortization	$269	$267

Denominator
Weighted average shares assuming dilution (diluted)	257	257
Adjusted (Non-GAAP) EPS ex. Amortization	$1.05	$1.04

(a)	For 2025, represents costs related to severance as part of the IFF Productivity Program. For 2024, represents costs related to lease impairment and severance as part of the Company’s restructuring efforts.
(b)	For 2024, primarily represents losses recognized as part of the sale of the Flavors & Essences UK business.
(c)	For 2025, represents the loss recognized on assets classified as held for sale of the Soy Crush, Concentrates & Lecithin business. For 2024, represents the losses recognized on assets classified as held for sale of the Pharma Solutions disposal group and portion of the Savory Solutions business in Turkey.
(d)	For 2025 and 2024, primarily represents costs related to the Company’s completed and anticipated divestitures. These costs primarily consisted of external consulting fees, professional and legal fees and salaries of individuals who are fully dedicated to such efforts.

For the three months ended September 30, 2025, there were approximately $13 million of divestiture costs. For the three months ended September 30, 2024, business divestiture costs were approximately $55 million.

(e)	For 2025 and 2024, represents costs related to the Company’s strategic assessment and business portfolio optimization efforts and reorganizing the Global Business Services Centers, primarily consulting fees.
(f)	Represents costs primarily related to legal fees incurred and provisions recognized for the ongoing investigations of the fragrance businesses.
(g)	Represents primarily consulting costs related to the Company’s implementation of a phased restructuring initiative aimed at optimizing its legal entity framework.
(h)	Tax benefit related to the impacts of the One Big Beautiful Bill Act, effective for 2025.
(i)	For 2024, represents gains (losses) from sale of assets and executive employee separation costs.
(j)	The income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for the relevant jurisdiction, except for those items which are non-taxable or subject to valuation allowances for which the tax expense (benefit) was calculated at 0%. The tax benefit for amortization is calculated in a similar manner as the tax effects of the non-GAAP adjustments.
(k)	For each of the three months ended September 30, 2025 and 2024, reported and adjusted net income are each decreased by income attributable to non-controlling interest of $1 million.
(l)	Represents all amortization of intangible assets acquired in connection with acquisitions, net of tax.

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Unaudited)

The following information and schedules provide reconciliation information between GAAP and non-GAAP amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Gross Profit
	Third Quarter Year-to-Date
(DOLLARS IN MILLIONS)	2025	2024
Reported (GAAP)	$3,048	$3,144
Divestiture and Integration Costs (e)	—	1
Adjusted (Non-GAAP)	$3,048	$3,145

Reconciliation of Selling and Administrative Expenses
	Third Quarter Year-to-Date
(DOLLARS IN MILLIONS)	2025	2024
Reported (GAAP)	$1,365	$1,478
Divestiture and Integration Costs (e)	(89)	(171)
Strategic Initiatives Costs (f)	(24)	(22)
Regulatory Costs (g)	(70)	(64)
Entity Realignment Costs (i)	(5)	(3)
Other (k)	(6)	(3)
Adjusted (Non-GAAP)	$1,171	$1,215

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Unaudited)

The following information and schedules provide reconciliation information between GAAP and non-GAAP amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Net Income (Loss) and EPS
	Third Quarter Year-to-Date
	2025				2024
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)	Income (loss) before taxes	(Benefit) Provision for income taxes (l)	Net income attributable to IFF (m)	Diluted EPS	Income before taxes	(Benefit) Provision for income taxes (l)	Net income attributable to IFF (m)	Diluted EPS
Reported (GAAP)	$(434)	$(44)	$(392)	$(1.53)	$423	$96	$323	$1.27
Restructuring and Other Charges (a)	54	12	42	0.16	6	1	5	0.02
Impairment of Goodwill (b)	1,153	7	1,146	4.48	64	—	64	0.25
(Gains) Losses on Business Disposals (c)	111	(149)	260	1.02	(348)	(23)	(325)	(1.27)
Loss on Assets Classified as Held for Sale (d)	108	25	83	0.32	284	58	226	0.88
Divestiture and Integration Costs (e)	90	37	53	0.21	169	38	131	0.52
Strategic Initiatives Costs (f)	24	5	19	0.07	22	5	17	0.07
Regulatory Costs (g)	71	17	54	0.21	64	11	53	0.21
Gain on Debt Extinguishment (h)	(488)	(116)	(372)	(1.45)	—	—	—	—
Entity Realignment Costs (i)	5	361	(356)	(1.39)	3	—	3	—
U.S. Tax Reform (j)	—	1	(1)	—	—	—	—	—
Other (k)	6	1	5	0.02	(8)	(3)	(5)	(0.03)
Adjusted (Non-GAAP)	$700	$157	$541	$2.12	$679	$183	$492	$1.92

Reconciliation of Adjusted (Non-GAAP) EPS ex. Amortization
	Third Quarter Year-to-Date
(DOLLARS AND SHARE AMOUNTS IN MILLIONS)	2025	2024
Numerator
Adjusted (Non-GAAP) Net Income	$541	$492
Amortization of Acquisition related Intangible Assets	434	467
Tax impact on Amortization of Acquisition related Intangible Assets (l)	106	115
Amortization of Acquisition related Intangible Assets, net of tax (n)	328	352
Adjusted (Non-GAAP) Net Income ex. Amortization	$869	$844

Denominator
Weighted average shares assuming dilution (diluted)	255	256
Adjusted (Non-GAAP) EPS ex. Amortization	$3.41	$3.30

(a)	For 2025, represents costs related to severance as part of the IFF Productivity Program. For 2024, represents costs related to lease impairment and severance as part of the Company’s restructuring efforts.
(b)	For 2025, represents the impairment of goodwill related to the Food Ingredients reporting unit. For 2024, represents the impairment of goodwill related to the Pharma Solutions disposal group.
(c)	For 2025, primarily represents losses recognized as part of the sale of the Pharma Solutions disposal group, offset in part by gains recognized as part of the sale of the Nitrocellulose business. For 2024, primarily represents gains recognized as part of the sale of the Cosmetic Ingredients business and losses recognized as part of the sale of the Flavors & Essences UK business.
(d)	For 2025, represents the loss recognized on assets classified as held for sale of the Soy Crush, Concentrates & Lecithin business. For 2024, represents the losses recognized on assets classified as held for sale of the Pharma Solutions disposal group and portion of the Savory Solutions business in Turkey.
(e)	For 2025 and 2024, primarily represents costs related to the Company’s completed and anticipated divestitures. These costs primarily consisted of external consulting fees, professional and legal fees and salaries of individuals who are fully dedicated to such efforts.

For the nine months ended September 30, 2025, there were approximately $90 million of divestiture costs. For the nine months ended September 30, 2024, business divestiture and integration costs were approximately $164 million and $5 million, respectively.
(f)	For 2025 and 2024, represents costs related to the Company’s strategic assessment and business portfolio optimization efforts and reorganizing the Global Business Services Centers, primarily consulting fees.

(g)	Represents costs primarily related to legal fees and provisions incurred related to the ongoing investigations of the fragrance businesses including a provision for the settlement and anticipated settlements of the related US class action lawsuits.
(h)	For 2025, represents the gain recognized on the extinguishment of debt in connection with the completion of tender offers.
(i)	The Company implemented a phased restructuring initiative aimed at optimizing its legal entity framework. A one-time tax benefit was achieved as part of this restructuring which is partially offset by the execution costs to implement.
(j)	Tax benefit related to the impacts of the One Big Beautiful Bill Act, effective for 2025.
(k)	For 2025, primarily represents the net impact of costs related to severance, including accelerated stock compensation expense, for certain executives who have separated from the Company. For 2024, represents gains (losses) from sale of assets and executive employee separation costs.
(l)	The income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for the relevant jurisdiction, except for those items which are non-taxable or subject to valuation allowances for which the tax expense (benefit) was calculated at 0%. The tax benefit for amortization is calculated in a similar manner as the tax effects of the non-GAAP adjustments.
(m)	For the nine months ended September 30, 2025, reported and adjusted net income are each decreased by income attributable to non-controlling interest of $2 million. For the nine months ended September 30, 2024, reported and adjusted net income are each decreased by income attributable to non-controlling interest of $4 million.
(n)	Represents all amortization of intangible assets acquired in connection with acquisitions, net of tax.

International Flavors & Fragrances Inc.
Debt Covenants
(Amounts in millions)
(Unaudited)
The following information and schedules provide reconciliation information between GAAP and non-GAAP amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Credit Adjusted EBITDA to Net Loss
(DOLLARS IN MILLIONS)	Twelve Months Ended September 30, 2025
Net loss	$(450)
Interest expense	249
Income taxes	(99)
Depreciation and amortization	968
Specified items(1)	1,015
Non-cash items(2)	472
Credit Adjusted EBITDA	$2,155
 _______________________
(1)Specified items consisted of restructuring and other charges, impairment of goodwill, divestiture and integration costs, strategic initiatives costs, regulatory costs, gain on debt extinguishment, entity realignment costs and other costs that are not related to recurring operations.
(2)Non-cash items consisted of losses on business disposals, loss on assets classified as held for sale, pension termination losses, and stock-based compensation.

Net Debt to Total Debt
(DOLLARS IN MILLIONS)	September 30, 2025
Total debt(1)	$6,081
Adjustments:
Cash and cash equivalents	621
Net debt	$5,460
 _______________________
(1)Total debt used for the calculation of net debt consisted of short-term debt, long-term debt, short-term finance lease obligations and long-term finance lease obligations.

International Flavors & Fragrances Inc.
Comparable Reportable Segment Performance
(Amounts in millions)
(Unaudited)
The following information and schedule provides reconciliation information between GAAP and non-GAAP amounts. This information and schedule is not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net Sales
Taste(1)	$635	$619	$1,893	$1,837
Food Ingredients	830	843	2,476	2,546
Health & Biosciences	577	568	1,694	1,653
Scent(2)	652	613	1,869	1,834
Pharma Solutions(3)	—	—	369	337
Consolidated	$2,694	$2,643	$8,301	$8,207
Segment Adjusted Operating EBITDA(5)
Taste(1)	$128	$124	$384	$364
Food Ingredients	106	88	341	302
Health & Biosciences	150	149	439	436
Scent(2)	135	126	409	421
Pharma Solutions(3)	—	—	76	68
Total	519	487	1,649	1,591
Depreciation & Amortization	(247)	(248)	(725)	(772)
Interest Expense	(48)	(74)	(180)	(236)
Other Expense, net	(14)	(28)	(44)	(44)
Restructuring and Other Charges	(16)	(1)	(54)	(6)
Impairment of Goodwill	—	—	(1,153)	(64)
(Losses) Gains on Business Disposals	—	(20)	(111)	348
Loss on Assets Classified as Held for Sale	(108)	(32)	(108)	(284)
Divestiture and Integration Costs	(13)	(55)	(90)	(172)
Strategic Initiatives Costs	(10)	(6)	(24)	(22)
Regulatory Costs	(7)	(10)	(71)	(64)
Gain on Debt Extinguishment	—	—	488	—
Entity Realignment Costs	(1)	—	(5)	(3)
Other	1	1	(6)	8
Impact of Business Divestitures(4)	—	81	—	143
Income (Loss) Before Taxes	$56	$95	$(434)	$423
Segment Adjusted Operating EBITDA Margin(5)
Taste	20.2%	20.0%	20.3%	19.8%
Food Ingredients	12.8%	10.4%	13.8%	11.9%
Health & Biosciences	26.0%	26.2%	25.9%	26.4%
Scent	20.7%	20.6%	21.9%	23.0%
Pharma Solutions	—	—	20.6%	20.2%
Consolidated	19.3%	18.4%	19.9%	19.4%
______________________
(1)Taste sales and segment adjusted operating EBITDA information exclude the results of the Flavors & Essences UK business that was divested on September 1, 2024, to present fully comparable scenarios.
(2)Scent sales and segment adjusted operating EBITDA information exclude the results of the Cosmetic Ingredients business that was divested on April 2, 2024, to present fully comparable scenarios.

(3)Pharma sales and segment adjusted operating EBITDA information exclude the results of the Pharma Solutions disposal group and Nitrocellulose business that were divested on May 1, 2025 and May 9, 2025, respectively, to present fully comparable scenarios.
(4)Amounts exclude the results of the Flavors & Essences UK business that was divested on September 1, 2024, the Cosmetic Ingredients business that was divested on April 2, 2024, and the Pharma Solutions disposal group and Nitrocellulose business that were divested on May 1, 2025 and May 9, 2025, respectively, to present fully comparable scenarios.
(5)Following the completed divestitures of the Pharma Solutions disposal group on May 1, 2025 and the Nitrocellulose business on May 9, 2025, the Company reallocated certain corporate costs previously attributed to the Pharma Solutions segment. These costs have been redistributed across the Taste, Food Ingredients, Health & Biosciences, and Scent segments to align with the updated 2025 operating model.

	Three Months Ended September 30, 2024
	Selling & Administrative Expenses	Total Adjusted Operating EBITDA Impact
Taste	$2	$(2)
Food Ingredients	4	(4)
Health & Biosciences	3	(3)
Scent	2	(2)
Total	$11	$(11)

	Nine Months Ended September 30, 2024
	Selling & Administrative Expenses	Research & Development Expenses	Total Adjusted Operating EBITDA Impact
Taste	$4	$—	$(4)
Food Ingredients	6	—	(6)
Health & Biosciences	4	1	(5)
Scent	3	1	(4)
Total	$17	$2	$(19)

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
Comparable Foreign Exchange Impact
(Unaudited)

Q3 Taste	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	2%	(1)%	(0.5)%
Portfolio Impact	1%	4%	0.7%
% Change - Comparable	3%	3%	0.2%
Currency Impact	(1)%	(1)%	0.0%
% Change - Comparable Currency Neutral	2%	2%	0.2%

Q3 Food Ingredients	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	(2)%	16%	2.0%
Portfolio Impact	0%	4%	0.4%
% Change - Comparable	(2)%	20%	2.4%
Currency Impact	(1)%	4%	0.5%
% Change - Comparable Currency Neutral	(3)%	24%	2.9%

Q3 Health & Biosciences	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	2%	(1)%	(0.8)%
Portfolio Impact	0%	2%	0.6%
% Change - Comparable	2%	1%	(0.2)%
Currency Impact	(2)%	2%	1.2%
% Change - Comparable Currency Neutral	0%	3%	1.0%

Q3 Scent	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	6%	5%	(0.2)%
Portfolio Impact	0%	2%	0.3%
% Change - Comparable	6%	7%	0.1%
Currency Impact	(1)%	(1)%	0.0%
% Change - Comparable Currency Neutral	5%	6%	0.1%

Q3 Consolidated	Sales	Adjusted Operating EBITDA	Adjusted Operating EBITDA Margin
% Change - Reported	(8)%	(9)%	(0.1)%
Portfolio Impact	10%	15%	1.0%
% Change - Comparable	2%	7%	0.9%
Currency Impact	(2)%	0%	0.4%
% Change - Comparable Currency Neutral	0%	7%	1.3%
 _______________________
Note: The sum of these items may not foot due to rounding.

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
Comparable Foreign Exchange Impact
(Unaudited)

YTD Taste	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	2%	3%	0.2%
Portfolio Impact	1%	3%	0.3%
% Change - Comparable	3%	5%	0.5%
Currency Impact	2%	3%	0.2%
% Change - Comparable Currency Neutral	5%	8%	0.7%

YTD Food Ingredients	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	(3)%	11%	1.7%
Portfolio Impact	0%	2%	0.2%
% Change - Comparable	(3)%	13%	1.9%
Currency Impact	1%	4%	0.4%
% Change - Comparable Currency Neutral	(2)%	17%	2.3%

YTD Health & Biosciences	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	2%	0%	(0.8)%
Portfolio Impact	0%	1%	0.3%
% Change - Comparable	2%	1%	(0.5)%
Currency Impact	1%	2%	0.6%
% Change - Comparable Currency Neutral	3%	3%	0.1%

YTD Scent	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	0%	(7)%	(1.7)%
Portfolio Impact	1%	4%	0.6%
% Change - Comparable	2%	(3)%	(1.1)%
Currency Impact	1%	5%	0.8%
% Change - Comparable Currency Neutral	3%	2%	(0.3)%

YTD Pharma Solutions	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	(54)%	(56)%	(1.0)%
Portfolio Impact	63%	68%	1.4%
% Change - Comparable	9%	12%	0.4%
Currency Impact	3%	4%	0.4%
% Change - Comparable Currency Neutral	12%	16%	0.8%

YTD Consolidated	Sales	Adjusted Operating EBITDA	Adjusted Operating EBITDA Margin
% Change - Reported	(5)%	(5)%	0.0%
Portfolio Impact	6%	9%	0.5%
% Change - Comparable	1%	4%	0.5%
Currency Impact	1%	3%	0.5%
% Change - Comparable Currency Neutral	2%	7%	1.0%
 _______________________
Note: The sum of these items may not foot due to rounding.